October 25, 2023

Mr. Bruce Rosenberg

Treasurer

State Street Institutional Investment Trust

c/o SSGA Funds Management, Inc.

1 Iron Street

Boston, Massachusetts 02210

RE:	State Street Institutional Investment Trust Fee Waiver and/or Expense Reimbursement Arrangements — State Street Balanced Index Fund

Dear Mr. Rosenberg:

Section I. Total Annual Fund Operating Expense Arrangements

SSGA Funds Management, Inc. (“SSGA FM”), as the investment adviser to the series listed in the “Fund Name” column below (the “Fund”) of the State Street Institutional Investment (the “Trust”), agrees until the date listed in the “Expiration Date” column below (the “Expiration Date”):

(a)(i) to waive up to the full amount of the advisory fee payable by the Fund, and/or (ii) to reimburse the Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, and distribution, and sub-transfer agency fees) exceed the following percentage of average daily net assets on an annual basis with respect to the following Fund:

Fund Name	Expense Limitation	Expiration Date
State Street Balanced Index Fund	0.05%	April 30, 2025

Section II. Other Arrangements

(a)

SSGA FM agrees to waive up to the portion of the management fee and/or expenses attributable to acquired fund fees and expenses (“AFFEs”), excluding AFFEs derived from the Fund’s holdings in acquired funds for cash management purposes. This fee waiver and/or expense reimbursement may only be terminated with approval of the Fund’s Board of Trustees.

If the arrangements in Section I and Section II of this memorandum are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ann M. Carpenter
Ann M. Carpenter
Chief Operating Officer

Accepted and Agreed:
STATE STREET INSTITUTIONAL INVESTMENT TRUST, ON BEHALF OF THE STATE STREET BALANCED INDEX FUND

By:	/s/ Bruce Rosenberg
Bruce Rosenberg
Treasurer